Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-213979) on Form S-8 and (No. 333-214709) on Form S-1 of Penn Virginia Corporation and subsidiaries of our report dated March 15, 2016, with respect to the consolidated balance sheet of Penn Virginia Corporation and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of Penn Virginia Corporation.
Our report dated March 15, 2016 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on obtaining additional financing to continue its planned principal business operations. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Houston, Texas
March 16, 2017